UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 27, 2015

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On August 27, 2015, Kennedy-Wilson Holdings, Inc. through its wholly owned subsidiary, Kennedy-Wilson, Inc. (together, the “Company”), entered into a letter agreement (an “Award Letter”) with each of the named executive officers of the Company named below (the “executives”), pursuant to which the Company agreed that, on each date on which Kennedy-Wilson Europe Real Estate Plc (“KWE”) pays a performance fee in the form of ordinary shares of KWE to KW Investment Management Ltd, a wholly owned subsidiary of the Company (the “Manager”), or its affiliate under the Investment Management Agreement between KWE and the Manager, each executive will receive an award of restricted share units (“RSUs”) covering a number of ordinary shares equal to a specified percentage of the ordinary shares actually issued to the Manager and/or its affiliate (each, an “Award Percentage”).
The Award Letter provides that the executive’s right to receive the RSUs is subject the executive’s continued employment with the Company through the applicable grant date, and that upon a termination of the executive’s employment for any reason, the executive will have no right to receive further RSU awards. The Award Letter, and the executive’s right to receive future RSU awards, may be amended or terminated at any time by the Company in its discretion without the executive’s consent or approval, and the Company may, in its discretion, reduce or otherwise modify the executive’s Award Percentage (including a reduction to 0%) at any time.
As previously reported by the Company, the compensation committee has approved the allocation of up to thirty percent (30%) of any performance fees earned by the Company to certain employees of the Company in the form of the awards described above. As of August 27, 2015, awards representing approximately twenty-five percent (25%) of the performance fees have been allocated to employees.
The following is a brief description of the material terms and conditions of the RSUs:
General. Each vested RSU will entitle the executive to receive one ordinary share of KWE.
Vesting and Payment. One-third of the RSUs will vest on each anniversary of the applicable grant date, subject to the executive’s continued employment with the Company. Any RSUs that become vested will be paid to the executive in ordinary shares within sixty days following the applicable vesting date.
Termination of Employment. Any RSUs that have not vested as of the date on which an executive’s employment terminates for any reason will be cancelled and forfeited by the executive.
Dividend Equivalents. Each RSU will be granted in tandem with a corresponding dividend equivalent. Each dividend equivalent will entitle the executive to receive payments equal to the amount of the dividends paid on the ordinary share underlying the RSU to which the dividend equivalent relates. Each payment in respect of a dividend equivalent will be made within sixty days following the applicable dividend payment date. Upon the executive’s termination of service for any reason, the executive will not be entitled to any dividend equivalent payments with respect to dividends declared but not paid prior to the date of termination on ordinary shares underlying RSUs that are unvested as of the date of such termination.
Transferability. Unless otherwise determined by the Company, the RSUs, the ordinary shares issuable with respect thereto, and the dividend equivalents may not be sold, assigned or transferred unless and until the shares underlying the RSUs have been issued.
Changes in Capitalization. In the event of certain changes to the outstanding ordinary shares of KWE by reason of a reorganization, merger or other change in the capitalization of KWE, the board of directors of the Company (the “Board”) has the authority to adjust the RSUs as it deems equitable or appropriate, including by terminating the RSUs in exchange for cash, replacing the RSUs with other rights or property selected by the Board, providing that RSUs will be substituted, adjusting the number and type of securities subject to the RSUs and/or the terms and conditions thereof, providing that the RSUs will become payable or fully vested, and/or providing that RSUs cannot vest or become payable after the occurrence of such event.
Award Percentages. The compensation committee of the Board approved the following Award Percentages for the named executive officers: William J. McMorrow, Chairman and Chief Executive Officer – 4.44%; Justin Enbody, Chief Financial Officer – 0.62%; Mary Ricks, President and CEO, Kenney-Wilson Europe – 4.44%; Kent Mouton, General Counsel and Director – 0.50%; and Matt Windisch, Executive Vice President – 1.51%.
The foregoing summary is qualified in its entirety by reference to the full text of the form of Award Letter and form of Restricted Share Unit Award Agreement with respect to the RSUs, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits

10.1	Form of Award Letter.

10.2	Form of Restricted Share Unit Agreement.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2015	Kennedy-Wilson Holdings, Inc. By: /s/ Justin Enbody Justin Enbody Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Award Letter.
10.2	Form of Restricted Share Unit Agreement.